Form of Personal Employment Agreement

Prepared and Signed in Tel Aviv on ……….. [Date]

Between	:	SpaceLogic Ltd
Registration number 512600933
Registered address at Hamelacha Street 43, Netanya
(“the Company”)

And between	:	Identity number
Address
(“the Manager”)

Since	:
The Company is engaged in various sectors relating to initiation, planning, software development, project implementation and management relating to store, security, transmission, classification and computerization for warehouses, distribution centers and airports;

And since	:
The Company is interested to employ the Manager as the Company’s CFO in accordance with the conditions of this agreement, and the Manager is interested to be employed by the Company in accordance with the conditions of this agreement;

Accordingly it is conditioned and agreed between the parties as follows:

1.	Preface

The preface to this agreement constitutes an integral part thereof. The titles of the sections are intended for convenience purposes only and not for purposes of interpretation of the agreement.

2.	Position Requiring Reliability; Special Agreement

2.1
The parties agree and recognize that the Manager’s position in the Company is among the management positions and among the positions requiring a special level of personal reliability, as defined in the Hours of Work and Rest Law, 1951, and therefore the Manager will not be subject to the provisions of the said Law.

2.2
This agreement is personal and special, arranging the relationships between the Company and between the Manager and determining, definitively, the conditions of the Manager’s employment by the Company; accordingly, any relevant legislation that the parties may deem applicable, and any general labor agreements and/or special agreements, including appendices thereto, other agreements that may be consummated from time to time between the employers and the General Labor Federation or the New Employees’ Labor Federation, and agreements between the Company and between any of its employees, will not be applicable for the Manager and for the conditions of his employment by the Company.

3.	Responsibilities and Authority

3.1
The Company commits to employ the Manager in accordance with the conditions of this agreement and the Manager accepts to work in and for the Company, in a full time position, in the position of CFO of the Company and to act in accordance with the instructions of the Company’s board of directors and in accordance with the conditions of this agreement (“the Position”). The Company commits to grant to the Manager all required authority for purposes of fulfillment of the Position.

3.2
The Manager commits to fulfill the Position equitably, with devotion and reliability, and to invest his best time, efforts and skills in fulfillment of the Position, including overtime work insofar as may be required for this purpose.

3.3
The Manager declares that he is aware that the Position in the Company requires a special level of personal reliability, and commits that in the period of his work in the Company he will act toward the Company equitably, with devotion, skill and reliability, and will invest every effort to promote the Company’s business and matters.

3.4
The Company and the Manager declare that they are aware that the conditions of this agreement are personal and commit to maintain their confidentiality during the period of this agreement and thereafter.

4.	Fulfillment of Position, Maintenance of Confidentiality and Non-Competition

The Manager commits as follows:

4.1
During the period of his employment, the Manager will provide to the Company all of his required and relevant professional knowledge, and will act to the best of his ability, skills and experience to promote the Company’s interests and will invest of his time, insofar as required, for optimal effective implementation of the Position.

4.2
During the period of his employment, the Manager will not be related in any manner to any other business activity and/or position competing with the Company’s business and/or that may impair his ability to fulfill the Position, and will invest all his time and efforts in the Company.

4.3
The Manager will not compete, alone or through any representative, including any entity under his control, directly or indirectly, in any business of the Company, at any time, and will not work for any entity, directly or indirectly, as an employee, self-employed contractor or through any other means, to provide service, guidance, instruction and/or consulting, of any kind relating to the sector of the Company’s activity as stated; all in the period of his employment in the Company and/or as a shareholder in the Company holding 5% or more of the issued share capital and/or as a director in the Company, and in a period of 18 months commencing as of the date on which he ceases to be an employee of the Company, shareholder or director as stated.

The parties to this agreement state, and agree, that competition for purposes of this agreement includes also agreements with customers and/or suppliers that were customers and/or suppliers of the Company, as relevant, or that, as of the date of cessation of the Manager’s employment are customers and/or suppliers of the Company, as relevant, in matters relating to the Company’s sector of activity; and/or agreements with individuals that were employed or are employed by the Company as of, or close to, the date of cessation of the Manager’s employment in the Company.

4.4
The Manager will maintain confidentiality and will not disclose to any individual or entity, information regarding professional secrets and any information and/or data that is, or will be, known to him, as a result of fulfillment of the Position, regarding the Company’s relationships with its customers, employees, any third party, etc (“the Professional Secrets”), except professional secrets known to employees of companies and facilities such as the Company.

4.5
The Manager will inform the Company immediately regarding any issue or subject in connection with which he has a personal interest and/or which ay create a conflict of interests with the Position in the Company.

4.6
The Company will not utilize, in any manner, the Professional Secrets, except for purposes of fulfillment of the Position in the Company and implementation of his work, and as required for this purpose.

4.7
All information, data and documents (of any kind and in any media) transmitted to the Manager and/or that reach his possession as a result of and/or in accordance with his work in the Company, and that are related, directly or indirectly, to the Company or its activity or the activity of its suppliers, customers and employees (“the Company’s Documents”), will belong to the Company, at all times, and will be deemed the Company’s property for all intents and purposes, and will be returned to the Company by the Manager immediately or upon cessation of the employee - employer relationship between the Company and between the Manager, or as of any other date, in accordance with the Company’s request. The Manager commits not to copy, in any manner, the Company’s Documents except as required for purposes of fulfillment and implementation of the Position and/or his relationship with the Company, and as of the said dates will return to the Company also such copies.

4.8
To avoid any doubt, it is hereby clarified that the provisions of sub-paragraphs 4.3, 4.4, 4.6 and 4.7 will remain in effect and will commit the Manager also after cessation of the employee - employer relationship between the Company and between the Manager.

5.	Salary

5.1	The Company will pay to the Manager his monthly salary until the 9th of each month, for the preceding month.

5.2
The Manager’s gross monthly salary (“the Salary”) will be the NIS equivalent of US$ 15,000. The Salary will be linked to the exchange rate of the United States dollar; however, the exchange rate in accordance with this agreement will not be less than US$ 1 = NIS 4.4.

5.3
The Company’s board of directors is entitled, at its sole discretion, to grant a bonus to the Manager as of each year end for his performance. The Manager’s entitlement to a bonus, as stated, and the amount thereof, if any, are at the board of directors’ sole discretion.

6.	Reimbursement of Expenses

The Manager is entitled to reimbursement of expenses in respect of all expenses incurred in connection with fulfillment of the Position, in accordance with the Company’s policy and in accordance with the budget approved for this purpose by the Company’s board of directors. Reimbursement of expenses, as stated, will include expenses in the Manager’s work at home, e.g. telephone line, etc.

7.	Company Vehicle

7.1
The Company will provide the Manager with a Company vehicle in the “managers’ vehicle” category, at the Manager’s choice (“the Vehicle”), and the Company will bear all expenses inherent in maintenance of the Vehicle and utilization thereof (except any fine or expense in connection with traffic violations).

The Manager’s spouse and children will be entitled to drive the Vehicle and the Vehicle will be available to the Manager during the entire year, including during vacation periods.

7.2	To avoid any doubt, it is hereby clarified that income tax and any other tax applicable in connection with this paragraph will be grossed up by the Company.

7.3	It is hereby clarified that payments in accordance with this paragraph will not be deemed Salary for purposes of social benefits.

7.4	The Manager commits to return the Vehicle to the Company upon cessation of his fulfillment of the Position, for any reason.

7.5	The Manager will not be entitled to record any lien/subordinate charge in connection with the Vehicle.

7.6
The Manager will be responsible for any payment levied in respect of any transgression attributed to the Vehicle in the period in which the Manager possesses the Vehicle and was utilized by the Manager as of the occurrence of the event.

8.	Annual Vacation

8.1	The Manager will be entitled to 24 annual vacation days for each year of employment in the Company. The Manager will not be entitled to accumulate vacation days in excess of 24 months.

8.2	The Manager will coordinate the dates of his vacation insofar as possible in accordance with the Company’s needs.

9.	Recreation

The Manager will be entitled to recreation pay as determined from time to time in accordance with published directives.

10.	Sick Leave

The Manager will be entitled to sick leave as determined in accordance with any relevant legislation. Any amount received by the Manager in accordance with insurance for inability to work as detailed below and/or in accordance with national insurance provisions, will be deducted from such sick leave payments.

11.	Managers’ Insurance, Provident/Pension Funds and Severance Pay

11.1
The Company will deposit, with an insurance company, in the framework of a managers’ insurance policy, an amount equivalent to up to 15.83% of the Manager’s Salary (composed of 5% pension, 8.33% on account of severance pay and up to 2.5% inability to work).

11.2
The Company will deduct and deposit with such above mentioned insurance company, in the framework of such above mentioned managers’ insurance, an additional 5% of the Manager’s Salary, and the Manager, by his signature on this agreement, hereby agrees that the Company will deduct such amount.

11.3
All provisions for the above mentioned insurance policy and/or provident/pension fund as from the date of commencement of the Manager’s employment in the Company, will be the property of the Company, and the Company will transfer the ownership thereof to the Manager upon cessation of the Manager’s employment in the Company, for any reason.

11.4	At the Manager’s request, the above mentioned provisions will be deposited with existing insurance policy or provident/pension fund.

11.5	In the circumstances detailed in paragraph 14.3 below, the Manager will not be entitled to severance pay.

12.	Continuing Education Fund

The Company will deposit monthly, in favor of the Manager, an amount equivalent to 7.5% of the Manager’s Salary to a continuing education fund determined by the Manager and, concurrently, the Manager will deposit 2.5% of his Salary to the same continuing education fund; the maximum amounts that may be deposited will be updated in accordance with the Israeli Income Tax Regulations.

13.	Beneficiaries’ Rights

The Manager declares that he is aware that his beneficiaries, in the event of his death (G_d forbid) will not possess any rights toward the Company, as an employee of the Company, except their right to receive the balance of the monthly Salary that was accruing to the Manager, remuneration for vacation days and amounts accrued in the provident/pension fund or accruing in accordance with any insurance policy, as relevant.

14.	Period of Agreement

14.1
Notwithstanding the provisions of this agreement, it is hereby clarified that the Manager will be deemed an employee of the Company as from the date of his employment in the Company, i.e. as from the date of its establishment; however, the conditions of the Manager’s employment in accordance with the provisions of this agreement will be applicable as from January 1, 2005 and for a period not less than ….. years after commencement into effect of the agreement (“the Preliminary Period”), subject to closing of the transaction with MBYI. To avoid any doubt, it is hereby clarified that if, for any reason, such closing is not consummated, this agreement will not take effect.

14.2	As of the end of … months, each party will be entitled to terminate this agreement, for any reason, in accordance with an advance announcement of 120 days.

14.3	Also, the Company will be entitled to terminate the Manager’s employment in the Company, without advance announcement, in the event of any of the following circumstances:

14.3.1	The Manager is accused of a shameful criminal transgression;

14.3.2	Breach of the Manager’s reliability toward towards the Company;

14.3.3	The Manager’s breach of the provisions of paragraphs 3 or 4 of this agreement.

14.4
In the event of cessation of the employee - employer relationship between the Company and the Manager, for any reason, the Manager commits to transfer his Position in the Company to his replacement in an arranged organized manner and in accordance with the Company’s instructions.

15.	Officers’ Insurance

The Company will acquire an insurance policy for professional and directors’ responsibility, and will include the Manager therein, in accordance with the Company’s Articles of Association and in accordance with the Israeli Companies Ordinance.

16.	Taxes

The Company will deduct from the Manager’s Salary all taxes and required payments in accordance with all relevant legislation and in accordance with the provisions of this agreement, unless stated specifically otherwise in this agreement.

17.	General and Supplementary Provisions

17.1
No party to this agreement will be deemed to endorse/transfer its commitments toward the other party in accordance with this agreement, without the express agreement of the said other party, in advance and in writing. Notwithstanding this provision of the agreement, the Manager is entitled to request from the Company that the Salary stated in paragraph 5.2 above, in whole or in part, will be transferred to a company under his control.

17.2
No party to this agreement will be deemed to waive any right in accordance with this agreement as a result of non-timely enforcement. Waiver or delay, in a specific circumstance, will not be deemed waiver or delay for other circumstances, whether regarding the same matter or regarding another matter.

17.3	Any change, addition, disposal, waiver or assumption in accordance with this agreement will not be effective unless in writing and signed by the parties.

17.4
This agreement replaces any presentation, commitment for arrangement, summary, agreement, letter of intent or previous agreement between the parties - including the agreement for provision of management services and any protocol/minutes that updated the said management services agreement, in connection with employment of the Manager by the Company, and cancels such previous arrangements.

17.5	The address of the parties for purposes of this agreement is as stated in the Preface thereto.

17.6	Any announcement transmitted to the parties will be deemed an announcement received as of the following dates:

17.6.1	Transmitted by courier - As of the date of the transmission;

17.6.2	Transmitted by fax - As of the date of the transmission, subject to issuance of confirmation regarding receipt of the fax;

17.6.3	Transmitted by registered mail - Within 72 hours from the date sent.

Signed and Witnessed by the Parties,

Company	Manager